UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc.  The annual meeting on June 2, 2011 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope.  Also enclosed with this letter is Sinclair Broadcast Group, Inc.’s Annual Report to shareholders for the year ended December 31, 2010.

Your vote on these matters is very important.  We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card.  Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 4, 2011.  Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 4, 2011 (record date).  Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the

Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 2, 2011.

The proxy statement and 2010 annual report to shareholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. will be held on June 2, 2011 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time for the following purposes:

1.               The election of eight directors, each for a one-year term;

2.               The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.               To hold a non-binding advisory vote on our executive compensation;

4.               To hold a non-binding advisory vote on the frequency of advisory votes on our executive compensation; and

5.               The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 4, 2011.  Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland

April 18, 2011

INFORMATION ABOUT THE 2011 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 2, 2011 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

On or about April 18, 2011, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in us as of the close of business on March 4, 2011.  We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting.  This proxy statement is intended to assist you in deciding how to vote your shares.  Proxy materials are also available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

We are paying the cost of soliciting these proxies.  Our directors, officers and employees may request proxies in person or by telephone, mail, or letter.  We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

The Securities and Exchange Commission (SEC) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the proxy statement and the Company’s Annual Report to Shareholders.

Shareholders of Record.  You may vote your shares at the annual meeting either in person or by proxy.  To vote in person, you must attend the annual meeting and obtain and submit a ballot.  Ballots for registered shareholders to vote in person will be available at the annual meeting.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2011, FOR the approval, on a non-binding, advisory basis, of our executive compensation, and FOR the approval, on a non-binding, advisory basis, of a triennial advisory vote on our executive compensation.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 2, 2011.

Beneficial Owners.  Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials including a notice enabling you to receive proxy material through the mail are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker.  Votes directed through such a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1), the advisory vote on our executive compensation (Proposal 3) or the advisory vote on the frequency of advisory votes on our executive compensation (Proposal 4).

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•                  you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary.  We must receive your notice before the time of the annual meeting;

•                  you may submit a proxy dated later than your original proxy; or

•                  you may attend the annual meeting and vote.  Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy and in the case of shares held in street name you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 4, 2011 (the record date), the following shares were issued and outstanding and had the votes indicated:

•                  51,782,972 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•                  28,933,859 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals

Quorum.  A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 170,560,782 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur.  In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required.  The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors

The eight nominees for director who receive the most votes will be elected.  This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.  Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm.  If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: A Non-Binding Advisory Vote, on Our Executive Compensation

The approval of our executive compensation for 2010 is by a non-binding advisory vote which we will take into consideration when determining executive compensation. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.  Broker non-votes are not counted in evaluating the results of the vote.

Proposal 4: A Non-Binding Advisory Vote on the Frequency of Advisory Votes on Our Executive Compensation

Shareholders may vote, on a non-binding, advisory basis, how often we hold an advisory vote on our executive compensation.  Shareholders may choose to select the frequency of the vote to occur every one, two or three years.  We will consider the outcome when determining the frequency.  If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.  Broker non-votes are not counted in evaluating the results of the vote.

Additional Information

We are mailing our annual report to registered shareholders for the year ended December 31, 2010, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement.  The annual report does not constitute a part of the proxy solicitation material.  Proxy materials are also available to registered shareholders at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 and to beneficial owners at www.proxyvote.com. The annual report includes details on how to get additional information about us.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith

Frederick G. Smith

J. Duncan Smith

Robert E. Smith

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Basil A. Thomas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified.  Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected.  More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees.  If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees.  Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time.  The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.  The controlling shareholders own collectively 82.0% of the total voting power.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders.  Ernst & Young LLP (Ernst & Young) previously served as our independent registered public accounting firm until March 5, 2009.  Effective March 5, 2009, the Audit Committee approved the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and this selection was ratified by our shareholders at the 2009 Annual Meeting. Information regarding this change of independent registered public accounting firm is available below. PricewaterhouseCoopers audited the Company’s financial statements for the fiscal year ended December 31, 2010.

A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

Information regarding change of independent registered public accounting firm

The report of Ernst & Young on the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2008, and through March 5, 2009, there were no (a) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its reports for such years,  (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K, or (c) consultations with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

PROPOSAL 3: A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), we are submitting an advisory “say-on-pay” resolution for shareholder consideration.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation is designed to support our long-term success by attracting and retaining talented senior executives, to align the long-term interests of our executive officers with those of our shareholders and tying executive pay to company and/or individual performance.  We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it.  This information provides detailed information regarding our executive compensation policy and procedures, as well as the compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider any stockholder concerns whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of our executive compensation.

PROPOSAL 4: A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are asking shareholders to vote on whether future advisory votes on our named executive officers’ compensation should occur every year, every two years, or every three years.  After careful consideration, the Board of Directors believes that submitting the advisory vote on executive compensation on a triennial basis is appropriate for our shareholders and us at this time because executive compensation is based in part on long-term performance which can be better evaluated over three years.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.  Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation program.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain.  Shareholders are not voting to approve or disapprove the board’s recommendation.

The Board of Directors recommends a vote FOR a triennial advisory vote of our executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 80,716,831 shares of our common stock issued and outstanding on March 4, 2011, consisting of 51,782,972 shares of Class A Common Stock and 28,933,859 shares of Class B Common Stock.  The following table shows how many shares were owned by the following categories of persons as of that date:

•                  persons known to us who beneficially own more than 5% of the shares;

•                  each director and each executive officer described on the “Summary Compensation Table”; and

•                  directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total
Name	Number	Percent	Number		Percent (b)	Voting Power (c)

David D. Smith †	7,499,925	25.9%	8,206,172	(d)	13.8%	22.2%
J. Duncan Smith †	8,000,000	27.6%	8,005,678	(e)	13.4%	23.4%
Robert E. Smith †	7,430,855	25.7%	7,691,297	(f)	12.9%	21.8%
Frederick G. Smith †	4,957,673	17.1%	5,073,710	(g)	8.9%	14.6%
David B. Amy †	—	—	136,346	(h)	*	*
Steven M. Marks †	—	—	94,375	(i)	*	*
Barry M. Faber †	—	—	30,328	(j)	*	*
Lucy A. Rutishauser †	—	—	27,381	(k)	*	*
Martin R. Leader †	—	—	41,415		*	*
Basil A. Thomas †	—	—	29,545		*	*
Lawrence E. McCanna †	—	—	24,500		*	*
Daniel C. Keith †	—	—	24,000		*	*
GW Capital, Inc. 10900 NE 8th Street, Suite 1010 Bellevue, WA 98004	—	—	5,507,876	(l)	10.6%	1.6%
Blackrock, Inc., (formerly Barclays Global Investors, NA.) 40 East 52nd Street New York, NY 10022	—	—	2,925,834	(m)	5.7%	*
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	—	—	2,845,659	(n)	5.5%	*
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	—	—	2,693,796	(o)	5.2%	*
Pinnacle Associates Ltd 335 Madison Avenue, 11th Floor New York, NY 10017	—	—	2,654,627	(p)	5.1%	*
All directors and executive officers as a group (13 persons)	27,888,453	96.4%	29,409,190	(q)	36.8%	82.1%

*Less than 1%

† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)        By virtue of a stockholders’ agreement dated April 19, 2005 by and among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors.  Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers.  Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)       Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options, stock-settled stock appreciation rights (SARs) or restricted Class A Common Stock individually held that will vest within 60 days of March 4, 2011.

(c)        Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(d)       Includes 7,499,925 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 200,000 shares of SARs, with an exercise price of $15.78, exercisable within 60 days of March 4, 2011.

(e)        Includes 8,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(f)          Includes 7,430,855 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock include 291,049 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.

(g)       Includes 4,957,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(h)       Includes 12,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 35,000 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2011.

(i)           Includes 22,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 20,000 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2011.

(j)             Includes 30,000 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2011.

(k)        Includes 5,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 15,000 shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2011.

(l)           As set forth in the Schedule 13G/A filed by GW Capital, Inc. with the SEC on May 8, 2009, GW Capital, Inc. is deemed to be the beneficial owner of 5,507,876 shares and has sole voting power with respect to 3,680,963 of those shares and sole dispositive power with respect to 5,507,876 of those shares.

(m)     As set forth in the Schedule 13G/A filed by Blackrock, Inc. (formerly Barclays Global Investors, NA.) with the SEC on February 8, 2011, Blackrock, Inc. is deemed to be the beneficial owner of 2,925,834 shares and has sole voting power and sole dispositive power with respect to all of those shares.

(n)       As set forth in the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 10, 2011, The Vanguard Group, Inc. is deemed to be the beneficial owner of 2,845,659 shares and has sole voting power with respect to 96,301 of those shares and sole dispositive power with respect to 2,749,358 of those shares.

(o)       As set forth in the Schedule 13G filed by LSV Asset Management with the SEC on February 11, 2010, LSV Asset Management is deemed to be the beneficial owner of 2,693,796 shares and has sole voting power and sole dispositive power with respect to all of those shares.

(p)       As set forth in the Schedule 13G filed by Pinnacle Associates Ltd. with the SEC on April 12, 2010, Pinnacle Associates Ltd. is deemed to be the beneficial owner of 2,654,627 shares and has sole voting power and sole dispositive power with respect to all of those shares.

(q)       Includes shares of Class A Common Stock that may be acquired upon the exercise of options, SARs and shares of restricted Class A Common Stock that will vest within 60 days of March 4, 2011.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title

Directors
David D. Smith	60	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	61	Vice President and Director
J. Duncan Smith	57	Vice President, Secretary and Director
Robert E. Smith	47	Director
Daniel C. Keith	56	Director
Martin R. Leader	70	Director
Lawrence E. McCanna	67	Director
Basil A. Thomas	95	Director

Executive Officers
David B. Amy	58	Executive Vice President / Chief Financial Officer
Steven M. Marks	54	Vice President / Chief Operating Officer
Barry M. Faber	49	Executive Vice President / General Counsel
Lucy A. Rutishauser	46	Vice President / Corporate Finance / Treasurer
David R. Bochenek	48	Vice President / Chief Accounting Officer

Key Employees
M. William Butler	58	Vice President / Programming and Promotion
W. Gary Dorsch	59	President of Keyser Capital, LLC
Robert Malandra	48	Vice President / Finance Television
Delbert R. Parks, III	58	Vice President / Engineering and Operations
David F. Schwartz	57	Vice President / Sales
Gregg L. Siegel	50	Vice President / National Sales
Donald H. Thompson	44	Vice President / Human Resources
Thomas I. Waters, III	42	Vice President / Purchasing
Robert D. Weisbord	48	Vice President / New Media

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified.  Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers and have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.

Profiles

David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986.  He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986.  In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc.  Mr. Smith serves as a member of the Board of Directors of Sinclair Ventures, Inc., Atlantic Automotive Corporation, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc., Bay Television Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and is a member of the Board of Managers of Alarm Funding Associates, LLC.  Mr. Smith served as a member of the Board of Directors of G1440 Holdings, Inc. and Safe Waterways in Maryland until 2009.

Based on Mr. Smith’s (i) more than twenty years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities and risks faced by us and the industry, and (iv) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should serve as a director for the Company.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986.  Prior to joining  Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of Sinclair Ventures, Inc., the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital, The Sinclair Relief Fund, Bay Television Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and Beaver Dam, LLC.  Dr. Smith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Dr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986.  Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida.  In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Sinclair Ventures, Inc., The High Rock Foundation, Bay Television Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc., Beaver Dam, LLC, The Sinclair Relief Fund and The Boys’ Latin School of Maryland.  Mr. Smith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Mr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer.  In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company which he currently manages.  Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc. a company engaged in the manufacture of high power transmitters for UHF television stations.  Mr. Smith serves as a member of the Board of Directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust, Gerstell Academy, Bay Television, Inc., Keyser Investment Group, Inc., Cunningham Communications, Inc., Gerstell Development LP, and Beaver Dam LLC.  Mr. Smith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Mr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995.  Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985.  During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors.  Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation. Mr. Keith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Mr. Keith’s extensive skills in finance, management and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002.  Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters.  Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999.  Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission.  He is a member of the District of Columbia Bar.  Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009.  On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date.  Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance and management experience.  He is an audit committee financial expert as defined by the SEC.  Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee.  He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants.  Mr. McCanna serves as a member of the Board of Directors of Mount St. Joseph High School and serves on that organization’s audit committee and finance committee.  He is also a former member of the Board of Directors of Maryland Special Olympics.

Based on Mr. McCanna’s (i) extensive accounting, finance and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should serve as a director for the Company.

Basil A. Thomas has served as a Director since November 1993. From 1961 to 1968, Mr. Thomas served as an Associate Judge on the Municipal Court of Baltimore City, and from 1968 to 1983 he served as an Associate Judge of the Supreme Bench of Baltimore City.  He retired from the bench in 1982 and served as counsel to the law firm Thomas & Libowitz until December 31, 2007.  Mr. Thomas is a member of the American Bar Association and the Maryland State Bar Association.  Mr. Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore.  Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

Based on Mr. Thomas’ (i) insight into our company and the television broadcast industry based on his 15 years of service as one of our directors and (ii) extensive judicial and legal background which results in enhanced regulatory and corporate governance perspectives, the Board believes Mr. Thomas has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Thomas should serve as a director for the Company.

David B. Amy has served as Executive Vice President/Chief Financial Officer (CFO) of Sinclair since March 2001. Prior to that, he served as Executive Vice President from September 1999 to March 2001 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO from 1994 to September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 27 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania.  Mr. Amy received his MBA degree from the University of Pittsburgh in 1981.  Mr. Amy serves as a member of the Board of Directors of KDSM, LLC, and The Maryland Science Center.  He is also a member of the Board of Managers of Triangle Sign & Service, LLC and Chairman of the Board of Managers of Alarm Funding Associates, LLC.  He served as a member of the Board of Directors of Acrodyne Communications, Inc., and G1440 Holdings, Inc. until 2009; Visionair, Inc. until 2008 and Jadoo Power Systems, Inc. until 2007.  Mr. Amy also served as the Audit Committee Chairman of Acrodyne Communications, Inc until 2009.

Steven M. Marks has served as Vice President/Chief Operating Officer since May 2007.  Prior to that, he served as Chief Operating Officer/Television Group from February 2003 to May 2007.  Mr. Marks is responsible for the television station group operations.  Prior to that, he served as Vice President/Regional Director from March 2002 to February 2003. As a Vice President/Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets.  Prior to his appointment as Vice President/Regional Director, Mr. Marks served as Regional

Director since October 1994.  Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994.  From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio.  Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

Barry M. Faber has served as Executive Vice President/General Counsel since May 2008, as Vice President/General Counsel from August 1999 to May 2008 and prior to that as Associate General Counsel from 1996 to 1999.  Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.  Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund and was on the Board of Directors of Acrodyne Communications, Inc. for part of 2009.

Lucy A. Rutishauser has served as Vice President/Corporate Finance/Treasurer since November 2002.  From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer.  From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company (currently Vertis).  From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc.  From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation.  Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore.  Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

David R. Bochenek has served as Vice President/Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005.  Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller.  Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000.  From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College in Maryland.

M. William Butler has served as Vice President/ Programming and Promotion since July 1999 and from 1997 until 1999, as Vice President/Group Program Director, of Sinclair Television Group, Inc.  From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California.  From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts.   Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

W. Gary Dorsch has served as President of Keyser Capital, LLC since October 2007. Keyser Capital is the private equity and real estate investment fund established by us in January 2007.  Mr. Dorsch is also a partner in Patriot Capital II Limited Partnership, a debenture SBIC.  Prior to joining Keyser, Mr. Dorsch founded and co-managed Allegiance Capital, L.P. from 1999 to present.  Allegiance is a licensed Small Business Investment Company.  Prior to Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland.  Mr. Dorsch serves as a member of the Board of Directors of The College Savings Plans of Maryland and is Chairman of its audit and finance committee.  He is Chairman of the Board of Managers of Triangle Sign and Service, LLC and serves on the Board of Managers of Alarm Funding Associates, LLC.  Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola College, Maryland.

Robert Malandra has served as Vice President Finance/Television since 2008; he joined the Company as Operations Controller in 2006.  Prior to joining Sinclair, he worked for Madison Square Garden as an Executive Consultant dealing with initiatives for their MSG network, Fox Sports New York, Radio City and Arena properties.  Prior to that, he was VP Planning, Advertising for Rainbow Media’s regional sports channels. He started his career with Rainbow’s PRISM/Sports Channel Philadelphia business unit. Mr. Malandra holds a Bachelor of Science degree in Business Administration from Widener University in Pennsylvania and a Masters degree in Business Administration focused in Media Strategy from Manchester Business School in Manchester, England.  He is a Certified Management Accountant and a Certified Financial Manager.

Delbert R. Parks, III has served as Vice President/ Engineering and Operations of Sinclair Television Group, Inc. since 1996.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair.  He has held various operations and engineering positions with us for the last 39 years.  He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, Internet activity, information management systems, and infrastructure.  Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers.  Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

David F. Schwartz has served as Vice President/Sales since June 2010.  From 2007 to June 2010, he served as Director of Sales for Sinclair.  Prior to that and from 2004, he was General Manager of Sinclair’s WSMH-TV in Flint, Michigan.  From 2002 to 2004, Mr. Schwartz was Vice President and Director of Sales for Transit Television Network.  From 1996 to 2001, he served as Vice President and Director of Sales for WRBW-TV in Orlando, Florida.  Prior to that Mr. Schwartz held various positions at the National Rep firms, Seltel and Petry, including 10 years as Senior Vice President/Director of Sales for Seltel.

Gregg L. Siegel has served as Vice President/National Sales since June 2001.  Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with us in 1994.  He has held several sales and management positions with National Sales Representation Firms, having started his television sales career in 1982 with Avery-Knodel as a marketing associate.  Mr. Siegel holds a Bachelor’s degree in Communications and Marketing from the University of Arizona.

Donald H. Thompson has served as Vice President/Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996.  Prior to joining us, Mr. Thompson was the Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C.  Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and a Masters of Science in Business/Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University.  Mr. Thompson is a member of the Society for Human Resource Management.

Thomas I. Waters, III has served as Vice President/Purchasing since November 2002.  From 2000 to 2002, he served as Director of Purchasing & Administration.  From 1996 to 2000, Mr. Waters was Director of Purchasing.  Before joining us, Mr. Waters served as the Purchasing Manager for NaturaLawn of America.  Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore, was President of the Baltimore-Washington Business Travelers Association and formerly served on the Board of Directors of the National Association of Purchasing Managers-Maryland chapter.

Robert D. Weisbord has served as Vice President/New Media since June 2010.  From 2008 to June 2010, he served as Director of Digital Interactive Marketing for Sinclair.  From 1997, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales.  Prior to that and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida.  Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985.  Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Masters in Business Administration from the University of Tampa.

CORPORATE GOVERNANCE

Board of Directors and Committees.  In 2010, the Board of Directors held a total of seven meetings.  Each director attended all meetings of the Board of Directors and all committees of the Board of Directors on which he served.  All directors attended the Annual Meeting held on June 3, 2010.  It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.

The Board of Directors currently consists of eight members.  The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Board Leadership Structure and Risk Oversight.   David D. Smith serves as both the Chairman of the Board of Directors and the President and Chief Executive Officer. The Chief Executive Officer’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors.  The Compensation Committee consists of four directors, three of whom are independent pursuant to the Nasdaq listing requirements.  The Board of Directors appoints an independent director to preside over special committee meetings, however no lead independent director of the Board of Directors exists.  The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below) as it promotes efficient communication between the Chief Executive Officer and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Chief Executive Officer and the Company’s risks.  While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934.  The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management.  The Compensation Committee provides risk oversight concerning our compensation policies and practices.  The Board of Directors with the assistance of management is responsible for all other risk oversight measures.

Risk Assessment of Compensation Policies and Practices. The Company primarily operates one business unit which sells advertising to a large variety of customers.  The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company.  Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk taking activity.  While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our shareholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns.  Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect.

Controlled Company Determination.  Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq Stock Market Rules (the Nasdaq listing standards); and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors.  The Smith brothers have been our executive officers and/or directors at all times since we became public in 1995.  Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence.  The Board has determined that Messrs. McCanna, Keith and Leader have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing standards.  The Board has also determined that Messrs.  McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, enabling them to serve on the Audit Committee.  In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines.  In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated (1) for Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our controlling shareholders and family members of our controlling shareholders and (2) for Mr. McCanna, the type and amount of accounting, tax and related services provided by the firm where he served as its managing director, until he retired in July 2009, to our controlling shareholders, family members of our controlling shareholders and entities (other than Sinclair) owned or controlled by our controlling shareholders or family members of our controlling shareholders.

Pursuant to the Nasdaq listing standards governing director independence, Basil A. Thomas is not deemed to be independent because of Mr. Thomas’s relationship to our outside counsel.  Mr. Thomas is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel.  During 2008 and 2009, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under the Nasdaq listing standards, which precluded the Board from finding Mr. Thomas independent.  During 2010, Sinclair and its subsidiaries did not pay fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under the Nasdaq listing standards.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader.  The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net.  The Audit Committee formally met five times during the year ended December 31, 2010.

The Board of Directors has determined that all audit committee members are financially literate under the current Nasdaq listing standards and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Securities Exchange Act of 1934.

The Nasdaq listing standards require that audit committees have at least three directors and that all directors be independent, as defined by Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934.  The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established by Nasdaq and the SEC.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal control function.  The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders.  The Audit Committee oversees all of our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters.  The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters.  The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy.  This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee.  Nasdaq listing standards require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors.  As a “Controlled Company,” however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas’ failure to meet Nasdaq’s current independence criteria for 2010, it was in our best interest and the best interest of our shareholders that Mr. Thomas chair the Compensation Committee. The other members of the Compensation Committee are Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by Nasdaq listing standards.  Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors.  The Compensation Committee formally met five times during the year ended December 31, 2010.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.  The Compensation Committee does not use outside consultants to set compensation.

Director Nominations.  The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing standards perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to:  (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the President and Chief Executive Officer and Chairman of the Board during the process of identifying director nominees; and (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors.  Further, while the Board has no formal diversity policy, the independent directors regularly review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders.  Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time.  To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  For more information regarding nominating a director, see Shareholder Proposals.

Interested Party Communication with the Board.  Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Thomas, Keith, Leader and McCanna.  None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors.  David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Gerstell Development, LP, Bay Television, Inc. and Sinclair Relief Fund.  Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith.  Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund.  Frederick G. Smith, J. Duncan Smith and Robert E. Smith are directors of Sinclair Ventures, Inc.  Additionally, David D. Smith and David B. Amy are directors and executive officers of Sinclair Ventures, Inc.  David B. Amy is an executive officer of Sinclair and Chairman of the Board of Managers of Alarm Funding Associates, LLC.  Additionally, David D. Smith is on the Board of Managers of Alarm Funding Associates, LLC.  See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A.  In 2010, fees paid to Thomas & Libowitz, P.A. were $0.5 million.

During 2010, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

DIRECTOR COMPENSATION FOR 2010

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2010.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith (c)	$55,000	$33,025	$1,233	(c)	$89,258
Daniel C. Keith	85,000	33,025	—		118,025
Martin R. Leader	84,125	33,025	—		117,150
Lawrence E. McCanna	92,500	33,025	—		125,525
Basil A. Thomas	68,500	33,025	—		101,525

(a)        Compensation for David D. Smith, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this proxy statement.  Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)       On the date of our annual meeting, each non-employee director receives a grant of 5,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year.  The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards (FASB) Accounting Standards Codification (ASC) Topic 718.  The following table shows the number of stock options and stock awards held by each director as of December 31, 2010.  All stock options are immediately exercisable.

Director	Outstanding Stock Options	Outstanding Stock Awards
Robert E. Smith	10,000	24,000
Daniel C. Keith	—	24,000
Martin R. Leader	—	24,000
Lawrence E. McCanna	—	24,000
Basil A. Thomas	—	24,000

(c)        Robert E. Smith is a participant in our company sponsored health care plan.  Mr. Smith pays standard premiums pursuant to the plan, however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $100,000.  During 2010, Mr. Smith’s health care costs did not exceed $100,000; therefore, we paid for such costs net of the premiums he paid.

Non-employee directors receive $35,000 annually for their service as a director and a grant of 5,000 shares of Class A Common Stock for attending the annual meeting of shareholders. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually.  Each Special Committee Chairman receives an additional $1,125 each quarter until the subject under discussion by the special committee has been concluded.  Non-employee directors also receive $2,000 for each meeting of the Board of Directors attended, $2,500 for each audit committee meeting and special committee meeting, if any, attended and $1,500 for each compensation committee meeting attended.  We reimburse our directors for any business related travel expenses.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Executive Vice President/Chief Financial Officer, our Vice President/Chief Operating Officer (COO) for television operations, our Executive Vice President/General Counsel and our Vice President/Corporate Finance/Treasurer in 2010.  These individuals represent our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during 2010.  We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of four non-employee directors, three of which are independent under the Nasdaq listing standards.

General Philosophy, Objectives and Design.  We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders.  We have established a compensation program for our named executive officers that is competitive and designed to support our strategic goals.  The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the named executive officers’ overall performance, to align the long-term interests of our named executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance.  This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry.  The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels.  However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Compensation Process.   Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.  In determining the amount of named executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group.  The Compensation Committee does not benchmark named executive officer compensation against competitive market data or our peer group.  However, when determining the levels of base salary, cash bonuses and equity awards of our named executive officers, our Compensation Committee uses market data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

For 2010, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

•	Gray Television, Inc.	•	Meredith Corporation
•	Lin TV	•	Nexstar Broadcasting Group, Inc.
•	Belo Corporation	•	Media General, Inc.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size.  These surveys included CompAnalyst / Kenexa, Towers Watson and Mercer reports.  While we review these surveys, we do not formally engage outside compensation consultants.

All final compensation decisions regarding named executive officers are made by the Compensation Committee with the exception of Mr. David D. Smith whose compensation is determined by the independent directors serving on the Compensation Committee.

Primary Elements of Compensation.  We provide a competitive mix of compensation elements that align named executive officer compensation with shareholder value.  Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below.  We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operation performance with long-term shareholder value and encourages executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary.  Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience.  Base salary is designed to provide competitive levels of compensation to our named executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility.  As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions.  In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards made in Class A Common Stock and stock-settled appreciation rights (SARs). We have elected to pay long-term incentive compensation in order to provide an incentive for our named executive officers to provide strong returns to our shareholders, to better align the interests of our named executive officers with those of our shareholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the named executive officer to remain employed by the Company in order for the restricted stock to vest over two or three years.

SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant.  Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock equal in value to the difference between the SARs’ base value and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines.  Grants of equity awards are valued only at the closing price of our stock on the date of grant.  We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Cash Bonus.  For 2010 performance, with the exception of our CEO and COO, no named executive officer received a cash bonus.

Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance.  Based on this criteria, in early 2010, the Compensation Committee determined that our COO and CEO were the only named executive officers to be eligible to receive a performance-based cash bonus for 2010 performance.  The purpose of our COO’s and CEO’s cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals.  We favor an objective approach when measuring the cash bonus.  The Compensation Committee determines at its discretion the maximum bonus amounts paid.

The CEO is eligible for a quarterly cash bonus.  For 2010, the CEO was eligible for maximum quarterly bonus amounts of zero for the first quarter and $333,333 for each of the second, third and fourth quarters.  The COO’s cash bonus is categorized into two components: a quarterly cash bonus and an annual cash bonus.  For 2010, the COO was eligible for maximum quarterly bonus amounts of $31,631 per quarter and for a maximum annual bonus of $300,000.  The CEO’s and COO’s bonuses are dependent on the generation of certain television broadcast cash flow (BCF) levels.  BCF is a non-GAAP measure reflective of our television assets’ operating performance.  We believe this measure best captures our CEO’s and our COO’s influence over our revenue and television operating performance.  In the event that certain events take place that were not contemplated at the time the BCF targets were determined, the Compensation Committee can adjust the BCF targets to exclude the effect of these events.  Examples of such events include acquisitions, dispositions and changes in accounting rules.  In addition, we target the amount of BCF used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.  BCF is calculated as GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions expenses and other non-cash charges less other operating divisions revenues, non-cash revenue and cash film payments.

The CEO’s and COO’s quarterly bonus is paid on a sliding scale.  If actual quarterly BCF is equal to or in excess of the targeted quarterly BCF for a particular quarter, then 100% of the maximum quarterly bonus is paid.  For any particular quarter, if actual quarterly BCF is between 95% and 99.9% of budgeted quarterly BCF, then 25% to 95% of one quarter of the maximum quarterly bonus is paid as follows:

Percentage Achievement of Budgeted BCF	Payout % of Maximum Quarterly Bonus
95 – 95.9%	25%
96 – 96.9%	40%
97 – 97.9%	65%
98 – 98.9%	80%
99 – 99.4%	90%
99.5 – 99.9%	95%

If actual quarterly BCF is less than 95% of budgeted BCF, then no quarterly bonus is paid.  However, included in the cash bonus is an annual bonus catch-up provision.  If at the end of the year, the annual actual BCF is greater than the annual targeted BCF and the fourth quarter’s actual quarterly BCF is greater than 95% of such quarter’s targeted quarterly BCF, an annual bonus calculation is determined using the quarterly percentage achievement targets and  a corresponding quarterly payout percentage.  Any excess in the annual bonus calculated over the quarterly bonuses paid will also be paid.  For 2010, the CEO’s targeted BCF for the second, third and fourth quarters was $49.3 million, $57.0 million and $76.1 million, respectively.   For 2010, the COO’s targeted BCF for the first, second, third and fourth quarters was $21.8 million, $27.8 million, $34.4 million and $54.0 million, respectively.  During 2010, actual BCF relative to the CEO and COO exceeded targeted BCF for all quarters and therefore, 100% of the maximum of each quarterly bonus was paid.

Retirement Plans.  Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our named executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock.  The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each named executive officer’s total cash compensation subject to Internal Revenue Service regulations.  In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including named executive officers.  Calculations of targeted overall compensation for named executive officers do not include the benefits expected to be received under the 401(k) Plan.  Named executive officers participate in the 401(k) Plan on the same terms as all other employees.

Perquisites and Other Benefits.  Perquisites and other benefits represent a minimal amount of the named executive officers’ compensation.  The Compensation Committee annually reviews the perquisites that named executive officers receive.  The primary perquisites for named executive officers are tickets to sporting events and certain business entertainment events and related expenses.

Named executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.

Employment Agreements.  We do not have an employment agreement with David D. Smith, President and Chief Executive Officer. Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Amy has been employed by us 27 years as of December 31, 2010.  Mr. Amy received a base salary for 2010 of $675,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In February 1997, we entered into an employment agreement with Steven M. Marks, COO. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. The agreement does not provide for any payments to Mr. Marks upon termination.  Mr. Marks received a base salary for 2010 of $761,250.  The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

In August 2004, we entered into an employment agreement with Barry M. Faber, Executive Vice President and General Counsel. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Faber has been employed by us 14 years as of December 31, 2010.  Mr. Faber received a base salary for 2010 of $650,000. The agreement contains non-competition and confidentiality restrictions on Mr. Faber.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer.  The agreement does not provide for any payments to Ms. Rutishauser upon termination.  The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause.  Ms. Rutishauser received a base salary for 2010 of $300,000.  The agreement contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Accounting and Tax Consideration.  Section 162(m) of the Internal Revenue Code of 1986 (Section 162 (m)), does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any employee who is treated as a “Covered Employee:” unless such payments are “qualified performance-based” as defined by the applicable treasury regulations.  “Covered Employees” include the Company’s CEO, CFO or any of the Company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to certain types of compensation, such as certain commissions, qualified performance-based compensation, retirement plan contributions, stock options or stock appreciation rights provided under our 1996 Long-term Incentive Plan, as amended and excludable benefits, among others.  Qualified performance-based compensation is not subject to Section 162(m)’s limitation if: 1) it was paid solely because the executive has attained one or more pre-established objective performance goals; 2) a compensation committee or sub-committee comprised solely of two or more outside directors established the performance goals; 3) the material terms of the performance goals were disclosed to and subsequently approved by the shareholders before the compensation is paid; and 4) the compensation committee certified in writing, before the compensation is paid, that the performance goals and any other materials terms were, in fact, satisfied.  Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors.  In 2010, we received shareholder approval of performance criteria that enables us to preclude the deduction limitation requirements pursuant to Section 162(m) in the future.  In 2010, our CEO and four most highly compensated executive officers were not paid compensation that exceeded the Section 162(m) limits.

As a general matter, we determine and implement compensation elements based on their alignment with our compensation philosophy and objectives and not based on any unique or preferential accounting or tax treatment.

Executive Compensation Actions After December 31, 2010.  For 2011, compensation was set by the Compensation Committee as follows:

Name	Base Salary	Maximum Total Quarterly Bonus	Maximum Annual Bonus
David D. Smith	$1,000,000	$1,000,000	$—
David B. Amy	695,200	—	—
Steven M. Marks	761,250	126,525	300,000
Barry M. Faber	669,500	—	—
Lucy A. Rutishauser	309,000	—	—

The Compensation Committee also granted restricted stock awards to named executive officers, except Mr. David D. Smith, in accordance with the discussion under “Long-Term Incentive Compensation” above.  Messrs. Amy, Marks, Faber and Ms. Rutishauser were granted restricted stock awards of 20,000, 10,000, 20,000 and 10,000 shares, respectively.  Additionally, the Compensation Committee granted Mr. David Smith 300,000 SARs.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Basil A. Thomas, Chairman
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2010, 2009 and 2008

The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2010 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (a)	Option Awards (b)	Non-equity Incentive Plan Compensation (c)	All Other Compensation (d)	Total
David D. Smith,
President and Chief Executive Officer	2010	$1,000,000	$—	$1,608,000	$1,000,000	$—	$3,608,000
	2009	1,000,000	—	—	—	—	1,000,000
	2008	1,000,000	—	518,000	—	—	1,518,000
David B. Amy,
Executive Vice President and Chief Financial Officer	2010	675,000	287,500	—	—	—	962,500
	2009	646,000	—	—	—	—	646,000
	2008	646,000	178,800	—	—	15,624	840,424
Steven M. Marks,
Vice President/Chief Operating Officer	2010	761,250	115,000	—	426,525	—	1,302,775
	2009	725,000	—	—	120,500	—	845,500
	2008	725,000	178,800	—	30,125	10,323	944,248
Barry M. Faber,
Executive Vice President/General Counsel	2010	650,000	172,500	—	—	—	822,500
	2009	625,000	—	—	—	—	625,000
	2008	625,000	268,200	—	—	—	893,200
Lucy A. Rutishauser,
Vice President/Corporate Finance/Treasurer	2010	300,000	143,750	—	—	—	443,750
	2009	286,000	—	—	—	—	286,000
	2008	286,000	44,700	—	—	—	330,700

(a)          Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2010 and 2008.  For further information regarding assumptions made in the valuation of stock awards, see Note 2. Stock-Based Compensation to our consolidated financial statements and related footnotes in our 2010 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(b)         Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs granted in 2010 and 2008.  For further information regarding assumptions made in the valuation of stock awards, see Note 2. Stock-Based Compensation to our consolidated financial statements and related footnotes in our 2010 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(c)          Mr. Smith’s and Mr. Marks’ cash bonus in proportion to salary is dependent on their performance pursuant to the cash bonus calculation as well as market evaluations.  See Compensation Discussion and Analysis above for further information.

(d)         No amount is presented when total other compensation is less than $10,000.

Grants of Plan-Based Awards for 2010

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying	All Other Stock Awards: Number of Shares of	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold	Target	Maximum	Options	Stock	Awards	(b)
David D. Smith	3/12/2010	$333,333	$1,000,000	$1,000,000	300,000	—	$5.75	$1,608,000
David B. Amy	3/12/2010	—	—	—	—	50,000	—	287,500
Steven M. Marks	3/12/2010	31,631	126,525	426,525	—	20,000	—	115,000
Barry M. Faber	3/12/2010	—	—	—	—	30,000	—	172,500
Lucy A. Rutishauser	3/12/2010	—	—	—	—	25,000	—	143,750

(a)        Threshold reflects the minimum payment that Mr. Smith and Mr. Marks are eligible to receive if one quarter’s actual BCF exceeds targeted BCF (except for the first quarter with respect to Mr. Smith as he was not eligible for any cash bonus for such quarter irrespective of our BCF performance).  For Mr. Smith, target and maximum is reflective of quarterly BCF exceeding each respective quarterly targeted BCF in the second, third and fourth quarters.  For Mr. Marks, target is reflective of each quarterly BCF exceeding each respective quarterly targeted BCF and maximum is reflective of target plus his annual bonus component.  For further information regarding Mr. Smith and Mr. Marks’ cash bonuses, see the Primary Elements of Compensation — Cash Bonus section of the Compensation Discussion and Analysis above.  During 2010, no other named executive officers were eligible to receive non-equity incentive plan awards.

(b)       This column shows the full grant date fair value of restricted stock awards and SARs.  Restricted stock award vesting is not dependent on future performance levels, rather it is dependent solely on future employment with the Company.  Our common stock’s closing price per share on March 12, 2010 (the grant date) was $5.75.  The SARs awards vested immediately.  The grant date fair values of the restricted stock and SARs awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures.  There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer.  Restrictions on restricted stock granted in 2010 lapse over two years at 50% and 50%, respectively.  For further information regarding restricted stock and SARs awards, see the Primary Elements of Compensation — Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal Year End for 2010

The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2010.  All options and SARs held by named executive officers are exercisable.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested (a)
David D. Smith					—		$—
	200,000	(b)	$15.78	04/02/2017
	350,000	(b)	8.94	04/01/2018
	300,000	(b)	5.75	03/12/2020

David B. Amy					60,000	(c)	$490,800
	12,500		$12.30	03/29/2014

Steven M. Marks					30,000	(d)	$245,400
	6,000		$8.81	03/12/2011
	10,000		11.63	03/01/2012
	10,000		12.00	01/02/2013
	10,000		8.16	03/07/2013
	12,500		12.30	03/29/2014

Barry M. Faber					45,000	(e)	$368,100
	—		$—	—

Lucy A. Rutishauser					27,500	(f)	$224,950
	4,000		$11.63	03/01/2012
	2,000		10.60	11/01/2012
	4,000		8.16	03/07/2013
	5,000		12.30	03/29/2014

(a)          Based on closing market price of $8.18 per share on December 31, 2010.

(b)         SARs are fully vested on the grant date.  In 2011, Mr. Smith exercised his 300,000 and 350,000 SAR grants resulting in the issuance of 237,947 shares.

(c)          Restricted Stock awarded on April 1, 2008 vested 5,000 shares, 5,000 shares and 10,000 shares on April 1, 2009, 2010 and 2011, respectively.  Restricted stock awarded on March 12, 2010 has vested or will vest 25,000 shares and 25,000 shares on March 12, 2011 and 2012, respectively.

(d)         Restricted Stock awarded on April 1, 2008 vested 5,000 shares, 5,000 shares and 10,000 shares on April 1, 2009, 2010 and 2011, respectively.  Restricted stock awarded on March 12, 2010 has vested or will vest 10,000 shares and 10,000 shares on March 12, 2011 and 2012, respectively.

(e)          Restricted Stock awarded on April 1, 2008 vested 7,500 shares, 7,500 shares and 15,000 shares on April 1, 2009, 2010 and 2011, respectively.  Restricted stock awarded on March 12, 2010 has vested or will vest 15,000 shares and 15,000 shares on March 12, 2011 and 2012, respectively.

(f)            Restricted Stock awarded on April 1, 2008 vested 1,250 shares, 1,250 shares and 2,500 shares on April 1, 2009, 2010 and 2011, respectively.  Restricted stock awarded on March 12, 2010 has vested or will vest 12,500 shares and 12,500 shares on March 12, 2011 and 2012, respectively.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2010.

	Option Awards (a)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
David D. Smith	—	$—	—	$—
David B. Amy	—	—	10,000	52,300
Steven M. Marks	—	—	10,000	52,300
Barry M. Faber	—	—	12,500	65,375
Lucy A. Rutishauser	—	—	3,250	16,998

(a)          There were no option exercises by the named executive officers in 2010.

(b)         Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2010.

Benefits and Payments upon Termination	Termination without cause or for good reason		Termination with cause or for good reason	Change in Control	Death or Disability
David D. Smith	$—		$—	$—	$—

David B. Amy
Severance Payment	$1,518,766	(a)	$—	$—	$56,266	(b)
Restricted stock (c)	—		—	490,800	490,800
Total	$1,518,766		$—	$490,800	$547,066

Steven M. Marks
Restricted stock (c)	$—		$—	$245,400	$245,400
Total	$—		$—	$245,400	$245,400

Barry M. Faber
Severance Payment	$803,957	(a)	$—	$—	$45,619	(b)
Restricted stock (c)	—		—	368,100	368,100
Total	$803,957		$—	$368,100	$413,719

Lucy A. Rutishauser
Restricted stock (c)	$—		$—	$224,950	$224,950
Total	$—		$—	$224,950	$224,950

(a)          Includes severance payment and accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)         Includes accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(c)          Based on closing market price of $8.18 per share on December 31, 2010.  Restricted stock immediately vests upon a change in control, death or disability, as defined in the LTIP.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2010 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by security holders	1,371,250	$9.25	10,335,259
Equity compensation plans not approved by security holders	—	—	—
Total	1,371,250	$9.25	10,335,259

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Each of David B. Amy, Barry M. Faber, Steven M. Marks, Lucy A. Rutishauser and David R. Bocheneck did not file one report on Form 4, reporting the grant of restricted stock, on a timely basis.  The reports on Form 4, originally due March 14, 2010, were filed with the SEC on April 9, 2010.  Additionally, Steven M. Marks did not file a report on Form 4, reporting the disposition of stock, on a timely basis.  That report on Form 4, originally due on March 27, 2010, was filed with the SEC on April 20, 2010.  David D. Smith did not file one report on Form 4, reporting the grant of SARs, on a timely basis.  The report on Form 4, originally due March 14, 2010, was filed with the SEC on April 9, 2010.  Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements except for the Forms 4 mentioned above.

RELATED PERSON TRANSACTIONS

In January 2007 we adopted a written related person transaction policy.  Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.  The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing standards and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004.  Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of our Class B Common Stock and some of our Class A Common Stock.  We engaged in the following transactions with them and/or entities in which they have substantial interests.

Related Person Leases.  Certain assets used by us and our operating subsidiaries are leased from Cunningham Communications Inc., Keyser Investment Group, Gerstell Development Limited Partnership and Beaver Dam, LLC (entities owned by the controlling shareholders).  Lease payments made to these entities were $4.5 million for the year ended December 31, 2010.  The lease arrangement related to Beaver Dam, LLC, two lease agreements with Gerstell Development Limited Partnership for building space related to our Pittsburgh and Baltimore stations and a lease agreement with Cunningham Communications Inc. for a tower related to our Baltimore station have been approved pursuant to the current related person transaction policy.  No other lease agreements have been approved pursuant to the current related person transaction policy because they were entered into before the policy was adopted.

Bay TV.  In January 1999, we entered into a local marketing agreement (LMA) with Bay Television, Inc. (Bay TV), which owns the television station WTTA-TV in the Tampa/St. Petersburg, Florida market.  Our controlling shareholders own a substantial portion of the equity of Bay TV.  Lease payments made to Bay TV were $1.7 million for the year ended December 31, 2010.  We received $0.5 million for the year ended December 31, 2010 from Bay TV for certain equipment leases which expired November 1, 2010.  The LMA with Bay TV was not approved pursuant to the current related person transaction policy because it was entered into before the policy was adopted.

Cunningham Broadcasting Corporation.  We have options from trusts established by Carolyn C. Smith, a parent of our controlling shareholders, for the benefit of her grandchildren that will grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock of Cunningham Broadcasting Corporation (Cunningham) or 100% of the capital stock or assets of Cunningham’s individual subsidiaries.  As of December 31, 2010 Cunningham was the owner-operator and FCC licensee of: WNUV-TV, Baltimore, Maryland; WRGT-TV, Dayton, Ohio; WVAH-TV, Charleston, West Virginia; WTAT-TV, Charleston, South Carolina; WMYA-TV, Anderson, South Carolina; and WTTE-TV, Columbus, Ohio (collectively, the Cunningham Stations). In 2011, Cunningham acquired WDBB-TV, in Birmingham, Alabama.

In addition to the option agreement, we entered into six five-year LMAs (with five-year renewal terms at our option) with Cunningham pursuant to which we provide programming to Cunningham for airing on the Cunningham Stations.   In February 2011, we entered into a LMA agreement for WDBB-TV.  The WDBB-TV LMA agreement has been approved pursuant to the current related person transaction policy.

On October 28, 2009, we entered into amendments and/or restatements of the following agreements between Cunningham and us: (i) the LMAs, (ii) option agreements to acquire Cunningham stock and (iii) certain acquisition or merger agreements relating to the Cunningham Stations.  Such amendments and/or restatements became effective on November 5, 2009.

In consideration of the new terms of the LMAs, options and other agreements, beginning on January 1, 2010 and ending on July 1, 2012, we are obligated to pay Cunningham the sum of approximately $29.1 million in 10 quarterly installments of $2.75 million and one quarterly payment of approximately $1.6 million, which amounts will be used to pay off Cunningham’s bank credit facility and which amounts will be credited toward the purchase price for each Cunningham station.  An additional $3.9 million will be paid in two installments on July 1, 2012 and October 1, 2012 as an additional LMA fee.  The aggregate purchase price of the television stations, $78.5 million pursuant to certain acquisition or merger agreements, will be decreased by each payment made by us to Cunningham up to $29.1 million in the aggregate, pursuant to the foregoing transactions with Cunningham as such payments are made.  Beginning on January 1, 2013, we will be obligated to pay Cunningham an annual LMA fee for the television stations equal to the greater of (i) 3% of each station’s annual net broadcast revenue and (ii) $5.0 million. The amended and/or restated LMAs and option agreements have been approved pursuant to the current related person transaction policy.

We continue to reimburse Cunningham for 100% of its operating costs, as well as pay Cunningham a monthly payment of $50,000 through December 2012.  In accordance with the effective date of the abovementioned amendments and/or restatements the $50,000 monthly payment will no longer reduce the option exercise price.

We made payments to Cunningham under these LMA and other agreements of $17.3 million for the year ended December 31, 2010.  For the year ended December 31, 2010, Cunningham stations provided us with approximately $94.3 million.

Atlantic Automotive Corporation.  We sold advertising time to and purchased vehicles and related vehicle services from Atlantic Automotive Corporation (Atlantic Automotive), a holding company that owns automobile dealerships and a leasing company.  David D. Smith has a controlling interest in, and is a member of the Board of Directors of Atlantic Automotive.  We received payments for advertising time totaling $0.3 million during the year ended December 31, 2010.  We paid $0.8 million for vehicles and related vehicle services from Atlantic Automotive during the year ended December 31, 2010.  Arrangements with Atlantic Automotive have been approved pursuant to the current related person transaction policy.

Allegiance Capital.  In August 1999, we made an investment in Allegiance Capital Limited Partnership (Allegiance), a small business investment company.  Our controlling shareholders and our Executive Vice President/Chief Financial Officer are also investors in Allegiance. Allegiance Capital Management Corporation (ACMC) is the general partner.  An employee of ours is a non-controlling shareholder of ACMC.  ACMC controls all decision making, investing and management of operations of Allegiance in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately less than $0.1 million and which is paid by the limited partners.  We did not make any contributions into Allegiance during 2010.  Allegiance did not make any distributions to us during 2010.  As of December 31, 2010, our remaining unfunded commitment was $5.3 million.  Arrangements with Allegiance Capital have not been approved pursuant to the current related person transaction policy because they were entered into before the policy was adopted.

Thomas & Libowitz P.A.  Basil A. Thomas, a member of our Board of Directors, is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A, a law firm providing legal services to us on an ongoing basis.  We paid fees of $0.5 million to Thomas & Libowitz during 2010.  Transactions with Thomas & Libowitz P.A. discussed in this paragraph have been approved pursuant to the current related person transaction policy.

Charter Aircraft.  From time to time, we charter aircraft owned by certain controlling shareholders.  We incurred less than $0.1 million related to these arrangements during the year ended December 31, 2010.  Charters have been approved pursuant to the current related person transaction policy

Other Leases.  AP Management Company, the management company of Patriot Capital II, L.P., a small business investment company in which we have made investments, has a office lease agreement with Skylar Development LLC (Skylar), a subsidiary of one of our real estate ventures.

Bagby’s Bistro, LLC, a company owned by David Smith and one of his sons, has a restaurant lease agreement with Skylar.

Other.  Frederick Smith holds an investment in Patriot Capital II, L.P.  Qualified employees, directors and officers have been approved to invest in entities we have an interest in pursuant to the current related person transaction policy.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions) and employees.  We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net.  We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing standards, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PWC), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding PWC’s independence, including communications between PWC and us regarding PWC’s independence, and has discussed with PWC its independence. The Audit Committee has discussed whether the provision of non-audit services by PWC is compatible with maintaining PWC’s independence. PWC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by PWC in 2010. The Audit Committee also has discussed with PWC the matters required to be discussed by Statements on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees” and No. 90, “Audit Committee Communications” including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PWC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PWC in connection with PWC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2010, and reviewed and discussed such financial statements with management.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting.  Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PWC regarding its independence and the matters required to be discussed under Statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements and related schedule and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PWC during the last year for audit and non-audit services, which are set forth in the proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with PWC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

The following summarizes the fees charged by PricewaterhouseCoopers, LLP for certain services rendered to us during 2010 and 2009, respectively:

Audit Fees.  Fees paid for the 2010 and 2009 calendar year audits of our annual financial statements, audit of the effectiveness of internal control over financial reporting, the reviews of the financial statements included in the 2010 and 2009 Forms 10-Q and fees related to the debt offering transaction were $1,341,872 and $1,609,614, respectively.

Audit-Related Fees.  Audit-related fees billed to us for the year ended December 31, 2010 were $34,928.  We did not incur any audit-related fees for the year ended December 31, 2009.

Tax Fees.  Tax fees billed to us for tax planning and compliance services through December 31, 2010 and 2009 were $577,524 and $263,655, respectively.

All Other Fees.  During 2010 and 2009, we did not incur any other fees.

All of the services described above were pre-approved by the Audit Committee.  None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Securities and Exchange Commission.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence.  Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services.  If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate.  In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2012 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley,  Maryland  21030 not later than December 18, 2011 at 5:00 p.m. Eastern Standard Time.  Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2012 annual meeting.  The proxy for the 2012 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 4, 2012 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 18, 2011

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 2, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2010 annual report to stockholders and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of eight directors for a term expiring in 2012 as set forth in the proxy statement O David D. Smith O Frederick G. Smith O J. Duncan Smith O Robert E. Smith O Basil A. Thomas O Lawrence E. McCanna O Daniel C. Keith O Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2011. 3. Non-binding advisory vote on our executive compensation. 4. Non-binding advisory vote on the frequency of advisory votes on our executive compensation. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, for every 3 YEARS for the frequency of advisory votes on our executive compensation, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND EVERY "3 YEARS" FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830304000000000000 0 060211 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. 2 years 1 year ABSTAIN 3 years FOR AGAINST ABSTAIN

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 2, 2011 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR EVERY "3 YEARS" FOR PROPOSAL 4. The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 2, 2011 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof. (Not valid unless dated and signed on the reverse side) COMMENTS: 1

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 2, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2010 annual report to stockholders and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of eight directors for a term expiring in 2012 as set forth in the proxy statement O David D. Smith O Frederick G. Smith O J. Duncan Smith O Robert E. Smith O Basil A. Thomas O Lawrence E. McCanna O Daniel C. Keith O Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2011. 3. Non-binding advisory vote on our executive compensation. 4. Non-binding advisory vote on the frequency of advisory votes on our executive compensation. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, for every 3 YEARS for the frequency of advisory votes on our executive compensation, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND EVERY "3 YEARS" FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830304000000000000 0 060211 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. 2 years 1 year ABSTAIN 3 years FOR AGAINST ABSTAIN

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 2, 2011 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR EVERY "3 YEARS" FOR PROPOSAL 4. The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 2, 2011 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 18, 2011. THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES. PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Not valid unless dated and signed on the reverse side) COMMENTS: 1